                                                                      Exhibit 11

Exhibit 11.  Statement re Computation of Per Share Earnings

                       THE ROUSE COMPANY AND SUBSIDIARIES
             Computation of Fully Diluted Earnings (Loss) Per Share
               (Unaudited, in thousands except per share amounts)

                                                    Years ended December 31,
                                                  ----------------------------
                                                   1994      1993       1992
                                                  -------   -------   --------
Earnings (loss) before extraordinary losses       $ 6,606   $(1,291)  $(15,849)

Add after tax interest expense applicable to
 convertible subordinated debentures                4,859     6,236      8,811
                                                  -------   -------   --------

Earnings (loss) before extraordinary losses,
 as adjusted                                       11,465     4,945     (7,038)

Extraordinary losses, net of related income
 tax benefits                                      (4,447)   (8,051)      (348)
                                                  -------   -------   --------

Net earnings (loss), as adjusted                  $ 7,018   $(3,106)  $ (7,386)
                                                  =======   =======   ========

Shares:
------

Weighted average number of common shares
 outstanding                                       47,565    47,411     47,994
Assuming conversion of convertible
 Preferred stock                                   10,600     8,251          -
Assuming conversion of convertible
 subordinated debentures                            4,541     5,917      8,351

Assuming exercise of options and warrants
 reduced by the number of shares which
 could have been purchased with the
 proceeds from the exercise of such options           175       224         73
                                                  -------   -------   --------

Weighted average number of shares outstanding
 as adjusted                                       62,881    61,803     56,418
                                                  =======   =======   ========

Earnings (loss) per common share assuming
 full dilution:
 Earnings (loss) before extraordinary losses      $   .18   $   .08   $   (.12)
 Extraordinary losses                                (.07)     (.13)      (.01)
                                                  -------   -------   --------

 Net earnings (loss)                              $   .11   $  (.05)  $   (.13)
                                                  =======   =======   ========

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This calculation is submitted in accordance with Regulation S-K item 601 (b)
(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.